EXHIBIT 10.4

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                                    FORM OF
                             SPLIT DOLLAR AGREEMENT
                  BETWEEN NAMED EXECUTIVE OFFICER OR DIRECTOR

     THIS AGREEMENT is entered into by and between workingmen's Savings Bank (the "Bank") and __________________ (the "Executive") as of this ________ day of ____________, 1999 in accordance with the provisions below.

         WHEREAS, the Executive is a member of a select group of management or highly compensated employees of the Bank; and

         WHEREAS, the Executive has provided many years of dedicated service to the Bank which has contributed greatly to the Bank's success; and

         WHEREAS, the Bank is hopeful that the Executive will continue to the future success of the Bank, and

         WHEREAS, the Bank is the owner of a life insurance policy on the life of the Executive (the "Policy"); and

         WHEREAS, the Bank and the Executive desire to enter into an agreement regarding the allocation of premiums and benefits under the Policy.

         NOW THEREFORE, the Bank and the Executive hereby agrees to the terms of the split dollar agreement as follows:

         Section 1. Policy. The Policy which is subject to this Agreement is listed on Schedule "All attached hereto. Any additional insurance contracts which become subject to this Agreement shall be listed on Schedule "All as they become subject to this Agreement.

         Section 2. Ownership of Policy. The Bank shall have custody of the Policy subject to this Agreement and shall be the sold and exclusive owner of the Policy, and may to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. The Bank shall be responsible for and pay all interest charges on any policy loans made by the Bank.

         Section 3. Beneficiary. Subject to the right of the Bank to death benefits under this Agreement, the Executive shall have the right to name and change the beneficiary of the Policy.

         Section 4. Payment of Premiums. The premiums on the Policy shall be paid in the following manner:

                  (a) the Executive shall have the option with respect to each calendar year or portion thereof that this Agreement is in effect to contribute a portion of the premium under the Policy equal to the economic benefit conferred each year by the Bank, which shall equal the lesser of (i) the rate established by the Internal Revenue Service for the cost of pure life


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insurance protection (P.S. 58 cost) from time to time, or (ii) the rate, if any, established by the company which issued the Policy, for individual one year term life insurance available to all standard risks in the amount of the particular Policy at the insured's then attained age. In addition, the executive may pay a portion of the annual premium that is greater than the economic benefit.

                  (b) The Bank shall pay the balance, representing the excess, if any, of the minimum premium necessary to keep the Policy in force f rom year to year, over any portion the may be paid by the Executive under (a) above.

                  (c) Notwithstanding (a) and (b) above, either the Executive or the Bank or both may make such additional premium payments in excess of the minimum premium required to keep the Policy in force, as they, or either of them, find desirable from time to time with respect to funding the Policy over time.

         Section 5. Policy Proceeds. The Executive's Beneficiary shall be entitled to an amount equal to 25 percent of the net at risk insurance portion of the proceeds. The net at risk insurance portion is the total proceeds less the cash value of the policy. The Bank shall be entitled to the remainder of such proceeds.

The Bank and the Executive (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bear to the total proceeds, excluding any such interest.

The Bank shall at all times be entitled to an amount equal to the Policies' cash value less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges.

In the event the Policy involves an endowment or annuity element, the Bank's right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy's cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

         Section 6. Termination of the Agreement. This Agreement shall terminate upon a distribution of death benefit proceeds and, at the option of the Bank, in the event the Executive terminates employment from the Bank prior to attaining 20 years of service with the Bank. Upon such termination, the Executive (or assignee) shall have a ninety (90) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate.

Such cash payment shall be the greater of (i) the Bank's share of the cash value of the policy on the date of such assignment, or (ii) the amount of the premiums which have been paid by the Bank prior to the date of such assignment.


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Should the  Executive  (or  assignee)  fail to exercise  this option  within the prescribed ninety (90) day period, the Executive (or assignee) agrees that all of his rights, interest and claims in the Policy shall terminate as of the date of the termination of this Agreement.

         Section 7. Assignment. Neither party shall have the right to assign its interests hereunder without the written consent of the other party.

         Section 8. Further Assurances. The parties hereto agree to execute any documents which may be necessary or proper to carry out the purpose and the intent of this Agreement.

         Section 9. Amendment. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto.

         Section 10. Responsibility of Insurance Company. The parties hereto agree that any insurance company shall be fully discharged by payment of the death benefit to the beneficiaries designated in the Policy, subject to the terms and conditions of the Policy. No insurance company shall be considered a part to this Agreement; therefore, a copy of this Agreement need not be filed with any such company. Nothing in this Agreement nor in any modifications, amendments or supplements hereto shall in any way be construed to enlarge, change, vary or in any way affect the obligations of any insurance company as expressly provided by the Policy.

         Section 11. Binding Effect. This Agreement shall be binding upon the parties hereto and their successors, assigns, executors, or administrators and beneficiaries.

         Section 12. ERISA Rights. In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Executive (or to his beneficiary in the case of the Executive's death) and such claimants feet they are entitled to receive such benefits, then a written claim must be made to the Bank as Plan Administrator within ninety (90) days from the date payments are refused. The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, it shall provide in writing in ninety (90) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Administrator fails to take any action within the aforesaid ninety day period.

         If claimants desire a second review, they shall notify the Plan Administrator in writing within ninety (90) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto an submit any written issues and comments they may feel appropriate, In its sole discretion within ninety (90) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

         If claimants continue to dispute the benefit denial based upon completed performance of


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this  Agreement or the meaning and effect of the terms and  conditions  thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such
Board  with   respect  to  any   controversy   properly   submitted  to  it  for
determination.

         Section 13. Governing Law. This Agreement shall be subject to and construed according to the laws of the Commonwealth of Pennsylvania.